Exhibit 99.1

Nordson Corporation Reports Record First Quarter Sales, Operating Profit, Net Income and Earnings Per Share

  Sales increase 23 percent over previous year to $271 million
  Operating profit grows to $66 million and operating margin improves to 24 percent
  Diluted EPS increases 71 percent over previous year to $1.33
  Second quarter 2011 guidance: sales expected to increase 22 to 26 percent over prior year; EPS in the range of $1.70 to $1.82

WESTLAKE, Ohio--(BUSINESS WIRE)--February 22, 2011--Nordson Corporation (Nasdaq: NDSN) today reported the strongest first quarter sales, operating profit, net income and diluted earnings per share in its history. For the quarter ending January 31, 2011, sales were $271 million, a 23 percent increase over the prior year’s first quarter sales. This sales improvement included a 24 percent increase in volume offset by a 1 percent decrease related to unfavorable currency translation effects. Operating profit for the quarter was $66 million compared to $36 million in the first quarter a year ago. First quarter diluted earnings per share were $1.33 as compared to $0.78 a year ago. Current year earnings included a $0.04 per share one-time tax benefit and a $0.01 per share charge for short-term inventory purchase accounting related to the company’s acquisition of Micromedics Inc.

“Our global team delivered the best first quarter performance in Nordson’s history,” said Nordson President and Chief Executive Officer Michael F. Hilton. “Our model of differentiated technology, application know-how, and direct sales and service enabled us to capture business in both established and emerging markets. The organization continues to deliver superior value to our customers, leading to excellent operating margins and earnings per share growth. In addition, we continued to generate solid levels of cash, and our balance sheet remains strong.”

First Quarter Segment and Regional Results

Nordson generated double digit percentage year-over-year sales increases in all three business segments and in every geographic region compared to the first quarter a year ago. All three segments also delivered significantly improved operating margin. “Volume in Adhesive Dispensing Systems improved by 19 percent, and operating efficiencies and cost controls combined to drive operating margin to a very strong 34 percent, an increase of six percentage points from the same period in the prior year,” said Hilton. “Advanced Technology Systems’ ongoing ability to provide solutions with greater efficiency to technology end markets enabled it to grow volume by 31 percent and improve its operating margin by seven percentage points over the prior year, to 24 percent. Within Industrial Coating Systems, volume improved 30 percent over the prior year as demand from manufacturers of consumer durable goods continued to recover. This additional volume, combined with the segment’s lower cost structure, pushed operating margin to 8 percent in the quarter. The margin improvement within Industrial Coatings over the same period a year ago was the largest among our three businesses.” Hilton also announced that Industrial Coating results now include Nordson’s industrial UV curing product line, previously reported as part of the Advanced Technology segment. This external reporting change more closely reflects Nordson’s management of the industrial UV curing product line and its related growth opportunities. Excluding the industrial UV curing product line in both years, Industrial Coating segment volume improved 27 percent in the quarter over the same period a year ago and the operating margin would have been 7 percent in the current quarter.

Detailed results by operating segment and geography are included in the attached tables, as is an earnings per share reconciliation.

Order Rates and Backlog

Order rates for the 12-week period ending February 13, 2011, measured in constant currency, increased 22 percent over the same period a year ago. Order rates by segment and geography are provided in the accompanying financial tables.

Backlog at the end of the first quarter was approximately $151 million, an increase of 45 percent compared with $104 million at the end of the first quarter a year ago, and an increase of 19 percent compared to the end of the fourth quarter of fiscal 2010. Backlog amounts are calculated at January 31, 2011 exchange rates.

Outlook

For the second quarter of fiscal 2011, based on current exchange rates, sales are expected to be in the range of $308 to $318 million, an increase in volume of 20 to 24 percent with an additional 2 percent currency translation benefit, for a total sales increase of 22 to 26 percent compared to the second quarter a year ago. Diluted earnings per share are expected to be in the range of $1.70 to $1.82.

“The global economy is now in its second full year of recovery,” said Hilton. “Growing consumer confidence, improving credit flow, clearer tax policy, and greater ability to manage sovereign debt issues have combined to encourage customers to invest. The strong year-over-year sales growth we have delivered over the past several quarters and have forecasted for the second quarter of 2011 is reflective of this environment. Though Nordson’s current order rates remain healthy, we expect the rapid growth associated with the recovery phase of the cycle to moderate toward more normal and sustainable levels of growth as the year progresses. Overall, we remain confident that our customer relationships, geographic footprint, and innovative technology continue to position us as the preferred supplier in all of our end markets. Going forward, we will maintain our aggressive management of costs while also continuing to fund those organic and external opportunities most likely to drive profitable growth.”

Nordson will broadcast its first-quarter conference call on the investor relations page of its Web site, www.nordson.com/investors, on Wednesday, February 23, 2010 at 8:30 a.m. EST. For persons unable to listen to the live broadcast, a replay will be available for 14 days after the event. Information about Nordson’s investor relations and shareholder services is available from James R. Jaye, Director of Communications & Investor Relations at (440) 414-5639 or Jim.Jaye@nordson.com.

Except for historical information and comparisons contained herein, statements included in this release may constitute “forward-looking statements,” as defined by the Private Securities Litigation Reform Act of 1995. These statements involve a number of risks, uncertainties and other factors, as discussed in the company’s filing with the Securities and Exchange Commission that could cause actual results to differ.

Nordson Corporation is one of the world’s leading producers of precision dispensing equipment that applies adhesives, sealants, liquid and powder coatings and other materials to a broad range of consumer and industrial products during manufacturing operations. The company also manufactures equipment used in the testing and inspection of electronic components as well as technology-based systems for UV curing and surface treatment processes. Headquartered in Westlake, Ohio, Nordson has direct operations and sales support offices in more than 30 countries. Visit Nordson on the web at www.nordson.com, www.twitter.com/Nordson_Corp or www.facebook.com/Nordson

NORDSON CORPORATION FINANCIAL HIGHLIGHTS (Dollars in thousands except for per-share amounts)

FIRST QUARTER PERIOD
Period Ending January 31, 2011
(Unaudited)

CONSOLIDATED STATEMENT OF INCOME
	First Quarter
	2011	2010

Net sales	$270,962	$220,589
Cost of sales	104,791	88,914
Selling & administrative expenses	100,647	95,405

Operating profit	65,524	36,270

Interest expense - net	(1,270)	(1,181)
Other income (expense) - net	936	319

Income before income taxes	65,190	35,408
Income taxes	19,293	8,676

Net Income	$45,897	$26,732

Return on sales	17%	12%
Return on average shareholders' equity	35%	28%

Average common shares outstanding (000's)	34,007	33,665
Average common shares and common share equivalents (000's)	34,439	34,124

Per share:

Basic earnings	$1.35	$.79
Diluted earnings	$1.33	$.78

Dividends paid	$.21	$.19

FIRST QUARTER PERIOD
Period Ending January 31, 2011
(Unaudited)

CONSOLIDATED BALANCE SHEET
	January 31	October 31
	2011	2010

Cash and marketable securities	$61,128	$50,169
Receivables	214,400	243,790
Inventories	122,632	117,721
Other current assets	43,265	39,351
Total current assets	441,425	451,031

Property, plant & equipment	119,184	116,395
Other assets	436,825	418,928

	$997,434	$986,354

Notes payable and debt due within one year	$14,702	$16,420
Accounts payable and accrued liabilities	153,088	175,494
Total current liabilities	167,790	191,914

Long-term debt	87,915	96,000
Other liabilities	198,954	193,368
Total shareholders' equity	542,775	505,072

	$997,434	$986,354

Other information:

Employees	3,777	3,680

Common shares outstanding (000's)	34,110	33,935

NORDSON CORPORATION FINANCIAL HIGHLIGHTS (Dollars in thousands)

FIRST QUARTER PERIOD
Period Ending January 31, 2011
(Unaudited)

	First Quarter		% Growth over 2010
SALES BY BUSINESS SEGMENT	2011	2010	Volume	Currency	Total

Adhesive dispensing systems	$136,976	$117,013	18.6%	-1.5%	17.1%
Advanced technology systems	96,674	74,840	30.5%	-1.3%	29.2%
Industrial coating systems	37,312	28,736	29.9%	-0.1%	29.8%

Total sales by business segment	$270,962	$220,589	24.0%	-1.2%	22.8%

	First Quarter
OPERATING PROFIT BY BUSINESS SEGMENT	2011	2010

Adhesive dispensing systems	$46,196	$32,287
Advanced technology systems	23,193	12,966
Industrial coating systems	3,132	117
Corporate	(6,997)	(9,100)

Total operating profit by business segment	$65,524	$36,270

	First Quarter		% Growth over 2010
SALES BY GEOGRAPHIC REGION	2011	2010	Volume	Currency	Total

United States	$71,288	$59,244	20.3%	-	20.3%
Americas	19,675	16,544	15.8%	3.1%	18.9%
Europe	90,224	79,017	21.4%	-7.2%	14.2%
Japan	25,878	17,810	35.7%	9.6%	45.3%
Asia Pacific	63,897	47,974	31.7%	1.5%	33.2%

Total Sales by Geographic Region	$270,962	$220,589	24.0%	-1.2%	22.8%

	First Quarter
SELECTED SUPPLEMENTAL INFORMATION	2011	2010

Depreciation and amortization	$7,315	$7,705
Capital expenditures	$5,530	$1,716
Dividends paid	$7,144	$6,398

NORDSON CORPORATION
ORDER RATES FOR 12-WEEK PERIOD ENDING FEBRUARY 13, 2011
CHANGE FROM PRIOR YEAR

BUSINESS SEGMENT	% CHANGE	GEOGRAPHY	% CHANGE

Adhesive dispensing systems	12%	United States	19%
Advanced technology systems	29%	Americas	37%
Industrial coating systems	38%	Europe	16%
		Japan	22%
Total	22%	Asia Pacific	26%

		Total	22%

Note: Numbers in this table are unaudited and exclude the effects of currency movements.

NORDSON CORPORATION RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

FIRST QUARTER PERIOD
Period Ending January 31, 2011
(Unaudited)

	First Quarter
	2011	2010

Diluted EPS as reported (U.S. GAAP)	$1.33	$0.78
Short-term inventory purchase accounting adjustments	0.01	-
Severance and restructuring	-	0.01
Discrete tax items	(0.04)	(0.09)

Diluted EPS as adjusted (Non-GAAP)	$1.30	$0.70

Adjusted EPS is not a measurement of financial performance under GAAP, and such measure should not be considered an alternative to EPS determined in accordance with GAAP. Management believes that EPS as adjusted to exclude the items in the table above assist in understanding the results of Nordson Corporation. Our calculation of this non-GAAP measure may not be comparable to the calculation of similarly titled measures reported by other companies.

CONTACT:
Nordson Corporation
James R. Jaye, 440-414-5639
Director, Communications & Investor Relations
Jim.Jaye@nordson.com